Exhibit 10.1

April 24, 2020

via email

Michael Gaul

4975 E. Lake Road

Sheffield Lake, OH 44054

Re:	Employment as Senior VP, Operations

Dear Mr. Gaul:

We are pleased to offer you a position as Senior VP, Operations on the terms set forth below.

1. Job title

Your title will be Senior VP, Operations and you will report to Steve Lisi. The reporting structure may change from time to time, at the discretion of the Board of Directors.

2. Commencement Date

Your employment with the Company will commence on May 4, 2020.

3. Working schedule

This is a full-time position requiring approximately 40 hours per week. Your regular weekly schedule will be Monday to Friday, 9 am to 5 pm.

4. Employment Relationship

Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement.

Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you.)

Beyond Air, Inc. | http://BeyondAir.net | info@beyondair.net

825 East Gate Boulevard, Suite 320, Garden City, NY, 11530 USA | +1 (516) 665-8200

12 Eli Horovitz St., P.O. Box 4122, Science Park, Ness Ziona 7403635, Israel | +972 8 6118269

Mr. Michael Gaul

5. Salary

The Company will pay you a starting salary at the rate of $250,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies.

6. Tax withholding

All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

7. Tax advice

You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

8. Bonus (or commission) potential

You will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors or appropriate Committee. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Any bonus for a fiscal year will be paid within 3 months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.

9. Employee benefits

As an Employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. Benefits are in effect as of your first day of employment.

10. Vacation policy

You will be eligible for 25 days of paid vacation leave per year. Paid time off is additional to sick days, bank holidays and days that the company does not operate.

11. Private health and dental insurance plan

As all Company employees, you will be eligible for the private health and dental insurance plan we provide. Specific terms and conditions may change upon vendor’s decision.

12. Stock Options

Subject to the approval of the Company’s Board of Directors or its Compensation Committee you will be granted an option to purchase 10,000 shares of the Common Stock of the Company (the “Option”) in addition to those shares granted previously pursuant to the Consulting Agreement, dated February 26, 2020. The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company’s Stock Plan (as adopted, the “Plan”), as described in the Plan and the applicable Stock Option Agreement.

You will vest in 25% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

13. Severance for termination without cause or for resignation for good reason

After six months employment with the Company, you will receive six months base salary of severance payments for termination without cause or resignation for Good Reason. You will receive an additional month of severance payments for every two months of employment, said amounts to be cumulative and not to exceed a total of twelve months of severance payments. The Company will continue to contribute to your health and dental benefits in the same proportion as during employment for the same duration as severance payments are made. For purposes of this Agreement, “Good Reason” is defined as:

a.	without the consent of Employee, Employee is assigned material duties that are materially inconsistent with Employee’s position, duties, responsibilities or status as Senior VP, Operations, including any Change of Control, provided that Employee must advise the Chief Executive Officer in writing within fifteen (15) days of such assignment of duties that he believes the duties would give him the right to terminate his employment for Good Reason and the Chief Executive Officer or the Board of Directors does not withdraw or change such assignment within a reasonable period of time.

Mr. Michael Gaul

14. Severance in the event of a change of control

In the event of a Change of Control of the Company, you will receive severance payments to you equal to six months base salary of severance payments and the Company will continue to provide health and dental benefits in the same proportion as during employment for six months. After six months employment with the Company, you will receive an additional month of severance payments for every two months of employment, said amounts to be cumulative and not to exceed a total of twelve months of severance payments. Also, all of your outstanding options to acquire Company stock and restricted common stock awards which have not vested as of the date of termination shall become immediately vested as of the date of termination.

a.	For purposes of this Agreement, “Change in Control” means an event involving one transaction or a related series of transactions in which one of the following occurs: (a) Employer issues securities equal to fifty percent 50% or more of Employer’s issued and outstanding voting securities, determined as a single class, to any individual, firm, partnership or other entity, including a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934; (b) Employer issues securities equal to fifty percent 50% or more of the issued and outstanding common stock of Employer in connection with a merger, consolidation or other business combination; (c) Employer is acquired in a merger or other business combination transaction in which Employer is not the surviving company; or (d) all or substantially all of Employer’s assets are sold or transferred to a third party that is not an affiliate of Employer.

15. Privacy and Employee Confidentiality

You are required to observe and uphold all of the Company’s privacy policies and procedures as implemented or varied from time to time. Collection, storage, access to and dissemination of employee personal information will be in accordance with privacy legislation.

16. Conflict of Interest policy

While you are employed at this Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter of agreement, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

17. Confidential Information

a.	You will not, except as authorised or required by your duties, reveal to any person, persons or company any information of a confidential or proprietary nature, including any trade secrets, secret or confidential operations, processes or dealings or any information concerning the organisation, business, finances, transactions or affairs of the Company, its subsidiary or associated companies or their existing or potential customers which may come to your knowledge during the period of your employment with the Company (“Confidential Information”). You will keep all Confidential Information entrusted to you completely secret and will not use or attempt to use any Confidential Information in any manner which may injure or cause loss either directly or indirectly to the Company or any of its subsidiary or associated companies or their existing or potential customers or its or their business or businesses, or may be likely so to do. This restriction will continue to apply after the termination of your employment without limit in point of time but will cease to apply to information or knowledge which may reasonably be said to have come into the public domain other than by reason of breach of the provisions of this letter.

b.	You will not during the term of your employment with the Company make otherwise than for the benefit of the Company any notes or memoranda relating to any matter within the scope of the business of the Company, its parent, subsidiary or associated companies or their existing or potential customers or concerning any of the dealings or affairs of any such company nor will you either during the term of your employment with the Company or afterwards use or permit to be used any such notes or memoranda otherwise than for the benefit of the Company, it being the intention of the parties that all such notes or memoranda made by you will be the property of the Company and left at its offices upon the termination of your employment with the Company.

Mr. Michael Gaul

18. Intellectual Property

a.	In this Clause, “IP” means all intellectual property rights of whatever nature, including copyright (present and future), moral rights, patents, trademarks, design rights and database rights (whether or not any of these is registered and including any applications for registration of any such rights), know-how, Confidential Information and trade secrets and all rights or forms of protection of a similar nature or having similar effect to any of these which may exist anywhere in the world.

b.	You will immediately disclose to the Company any discovery or invention or process or improvement in procedure made or discovered by you (whether or not in conjunction with any other person or persons) while in the employment of the Company in connection with or in any way affecting or relating to the business of the Company or capable of being used or adapted for use therein or in connection therewith (“Inventions”) will forthwith be disclosed to the Company. All Inventions will belong solely to the Company or such other person, persons or company as the Company may nominate for the purpose. Any IP developed in whole or in part by you in connection with your employment with the Company will immediately vest in the Company (or a nominee of the Company where the Company requires) absolutely.

c.	If and whenever required so to do (whether during or after the termination of your employment) you will without charge and at the expense of the Company or its nominee apply or join in applying for letters patent or other form of protection for any IP referred to in this Clause and execute all instruments and do all things considered necessary in the absolute discretion of the Company in relation to the said IP including vesting all right and title to such IP when obtained in the Company (or its nominee) as sole beneficial owner, or in such other person as the Company may require.

d.	You irrevocably appoint the Company to be your attorney in your name and on your behalf to execute and do any such instruments or things and generally to use your name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this Clause. A certificate in writing signed by any executive or the Secretary of the Company that any instrument or act falls within the authority conferred in this Clause will be conclusive evidence that such is the case in favour of a third party.

e.	To the extent that you cannot assign any IP to the Company (or its nominee), it is agreed that any such right (including, where applicable, any moral right, such as a right of paternity or integrity) will be waived as against the Company. You may not under any circumstances exercise any IP against the Company or any of its subsidiary or associated companies or any nominee of any of them.

19. Restrictive Covenants

a.	You may not during the period of your employment with the Company, without prior written consent of the Company, engage, whether directly or indirectly, in any business or employment which is similar to or competitive with the business of the Company or which may in the Company’s opinion impair your ability to act at all times in the best interest of the Company.

b.	You undertake that for a period of 1 year after the date of the termination of your employment, you will not be concerned or interested, directly or indirectly, anywhere globally in any business that competes directly with any technology manufactured or sold by the Company, whether on your own account or in partnership or as an employee, director or manager for any other person.

Mr. Michael Gaul

c.	You also undertake that for a period of 1 year after the termination of your employment, you will not solicit in competition with the Company the business of any person, firm or company who is a customer of the Company at the time of your termination and you will not, in competition with the Company, solicit any person who was during your employment with the Company employed or engaged by the Company and who, by means of such employment, is or is likely to be in possession of confidential information relating to the Company or any associated company or their business.

d.	You acknowledge and agree that all of the restrictions contained in this letter are reasonable and necessary to protect the interests of the Company, and you agree that the Company may seek equitable remedies to enforce them in addition to any other legal remedies it has.

e.	If any provision in this Clause 19 is deemed to be, or becomes invalid, illegal, void or unenforceable under applicable laws, such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable (including, by way of example, by restricting the area, duration and/or scope of the covenants in to such area, duration and/or scope as would be held reasonable), or if it cannot be so amended without materially altering the intention of the parties, it will be deleted, but the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

20. At Will Employment

Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement at paragraphs 13 or 14, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination

21. Notice

All notices required or permitted under this Agreement shall be in writing and delivered to the other party at the address shown above (or at such other address or addresses as either party shall designate in accordance with this section) by registered or certified mail, return receipt requested or delivered by facsimile with the original thereof being sent on the same day or on the day immediately following the date of the facsimile transmission, or by e-mail. Such notice shall be deemed received three days after a registered or certified letter containing such notice, properly addressed with postage prepaid (if posted, or on the same day if transmitted by facsimile or by e-mail.

22. Pronouns

Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

23. Amendment

This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

Mr. Michael Gaul

24. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provisions thereof. The Courts of the State of New York shall have the exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

25. Successors and Assigns

This Agreement shall be binding upon, and inure to the benefit of, the Company and its respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business. This Agreement is personal to the Consultant and he/she shall not have the right to assign any of his rights or delegate any of his duties without the express written consent of the Company. Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall constitute a breach and a default.

26. No Waiver.

No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

27. Headings

The heading references of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

28. Severability

If any term of this Agreement is invalid or unenforceable under any statute, regulation, ordinance, order or other rule of law, that term shall be deemed modified or deleted, but only to the extent necessary to comply with the statute, regulation, ordinance, order or rule, and the remaining provisions of this Agreement shall remain in full force and effect.

29. Interpretation, Amendment and Enforcement

This letter agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, including but not limited to that certain Consulting Agreement, dated February 26, 2020, and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.

You may indicate your agreement with these terms and accept this offer by signing and dating this agreement by May 1, 2020. Upon your acceptance of this employment offer, we will provide you with the necessary paperwork and instructions.

Mr. Michael Gaul

Sincerely,
Steve Lisi, CEO

Signatures:

/s/ Steven Lisi
Steven Lisi, CEO
Beyond Air
Date: April 24, 2020

/s/ Michael Gaul
Mr. Michael Gaul

April 24, 2020
Date